TRANSITIONAL AGREEMENT

This Transitional Agreement (this “Agreement”) is entered into this February 13, 2006 by and between Bluestar Health, Inc., a Colorado corporation (“Bluestar” or the “Company”), Alfred Oglesby, an individual (“Oglesby”), and Gold Leaf Homes, Inc., a Texas corporation (“Gold Leaf’). Each of Bluestar, Oglesby, and Gold Leaf shall be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Bluestar, Gold Leaf, and Tom Redmon (“Redmon”) are parties to that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”);

WHEREAS, in connection with the Asset Purchase Agreement, the Parties have agreed to the additional terms and conditions set forth herein.

NOW, THEREFORE, FOR good and adequate consideration, the receipt and sufficiency of which are hereby agreed and acknowledged, the Parties agree as follows:

AGREEMENT

1.    Oglesby shall receive a bonus of 3% of the revenues of each company or assets acquired by the Company during the term of this Agreement, payable quarterly in either (i) cash or (ii) common stock of the Company, at Consultant’s discretion. If paid in common stock of the Company, the stock will be valued at the three (3) day average closing bid price of the Company’s common stock for the three (3) days immediately preceding the end of the applicable quarter.

2.    Oglesby will sell to Gold Leaf a total of two hundred fifty thousand (250,000) shares of common stock of the Company (the “Shares”). As consideration for the Shares, Gold Leaf shall pay the total purchase price of $150,000 (the “Purchase Price”). The Purchase Price shall be paid $60,000 at the Closing (as defined in the Asset Purchase Agreement) (the “Initial Payment”), and the balance payable, without interest, as follows: (a) $20,000 is due on the first of each month for four (4) consecutive months, beginning March 1, 2006, and (b) $10,000 is due on July 1, 2006 (the “Subsequent Payments”).

3.    The Company agrees that for the term of this Agreement:

(a)    the Company will not issue shares of its common stock that will be registered on a Form S-8 for a period of twelve (12) months without Oglesby’s written consent;

(b)    the Company will not issue preferred stock or effectuate a reverse stock split without Oglesby written consent;

(c)    the Company will increase revenues in 2006 by at least 10% over 2005 numbers;

(d)    the Company will complete at least one acquisition of another company in the same or a related industry to the Company in 2006;

(e)    the Company will remove the restrictive legend on any shares of Company stock owned by Oglesby or his assigns as soon as possible in compliance with Federal and state securities laws and upon request by Oglesby.

In the event all of the items listed above are not completed as outlined, then Oglesby shall have the right to demand transfer of all the shares of the Company’s stock held in escrow pursuant to that certain Escrow Agreement of even date herewith be transferred to him or his assigns.

4.    Representations of Oglesby and Gold Leaf.

(a)    Oglesby hereby represents and warrants that:

(i)    Oglesby has title in and to the Shares free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever.

(ii)    Oglesby shall transfer title, in and to the Shares, to Gold Leaf free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent.

(iii)    Oglesby has the full right, power and authority to enter into this Agreement and to carry out and consummate the transaction contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Oglesby.

(b)    Gold Leaf hereby represents and warrants that:

(i)    Gold Leaf has the full right, power and authority to enter into this Agreement and to carry out and consummate the transaction contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Gold Leaf.

(ii)    Gold Leaf acknowledges that investment in the Shares involves substantial risks and is suitable only for persons of adequate financial means who can bear the economic risk of an investment in the Shares for an indefinite period of time. Gold Leaf further represents that it:

(1)
has adequate means of providing for its current needs and possible personal contingencies, has no need for liquidity in its investment in the Shares, is able to bear the substantial economic risks of an investment in the Shares for an indefinite period, and, at the present time, can afford a complete loss of its investment;

(2)
does not have an overall commitment to investments which are not readily marketable that is disproportionate to its net worth, and that its investment in the Shares will not cause such overall commitment to become excessive;

(3)	has such knowledge and experience in financial, tax and business matters that it is capable of evaluating the merits and risks of an investment in the Shares;

(4)
has been given the opportunity to ask questions of and to receive answers from persons acting on Bluestar’s behalf concerning the terms and conditions of this transaction and also has been given the opportunity to obtain any additional information which Oglesby possesses or can acquire without unreasonable effort or expense. As a result, Gold Leaf is cognizant of the financial condition, capitalization, and the operations of Bluestar, has available full information concerning their affairs and has been able to evaluate the merits and risks of the investment in the Shares.

(5)
Gold Leaf further acknowledges that the Shares are restricted securities under Rule 144 of the Act, and, therefore, when transferred by Oglesby to Gold Leaf will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

5.    This Agreement shall last for a period of two (2) years from the date of Closing (as defined in the Asset Purchase Agreement).

6.    This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas, including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

7.    The Parties submit to the jurisdiction of the Courts of the State of Texas or a Federal Court empanelled in the State of Texas, County of Harris, for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

8.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

9.    Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the nonprevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a continency fee arrangement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written hereinabove.

“Company”	“Oglesby”

Bluestar Health, Inc.

/s/ Alfred Oglesby	/s/ Alfred Oglesby
By: Alfred Oglesby	Alfred Oglesby, an individual
Its: President

“Gold Leaf”

Gold Leaf Homes, Inc.

/s/ Tom Redmon
By: Tom Redmon
Its: President